Exhibit 10.26

Execution Version

AMENDMENT TO SHARE PURCHASE AGREEMENT

THIS AMENDMENT (this “Amendment”) TO THE SHARE PURCHASE AGREEMENT dated as of February 7, 2021 (the “SPA”), is made and entered into effective as of July 27, 2021 (the “Effective Date”), by and among (i) Vision Lite, a French société par actions simplifiée, having its registered office at Route d’Irigny – 69530 Brignais, registered under identification number 790 945 422 RCS Lyon (the “Company”); (ii) PONTON, a French société par actions simplifiée, having its registered office at Route d’Irigny – 69530 Brignais, registered under identification number 795 336 585 RCS Lyon, represented by its President, Mr. Carl Putman (the “First Individual Seller”); (iii) REFUGE, a French société par actions simplifiée, having its registered office at 9 rue Pierre Curie, 69500 Bron, registered under identification number 795 336 213 RCS Lyon, represented by its President Ms. Catherine Robin (the “Second Individual Seller” and together with the First Individual Seller, the “Individual Sellers”); (iv) Fonds Nouvel Investissement 2, a French société d’investissement à capital variable, having its registered office at 117, avenue des Champs Elysées – 75008 Paris registered under identification number 812 982 122 RCS Paris, represented by its President Eurazeo Investment Manager - EIM, a French société anonyme, having its registered office at 117, avenue des Champs Elysées – 75008 Paris registered under identification number 414 735 175 RCS Paris, itself represented by Ms. Valérie Ducourty, duly authorized for the purposes hereof (“Eurazeo” and together with the Individual Sellers, each a “Seller” and collectively, the “Sellers”); (v) Mr. Carl Putman, as the representative of the Sellers (the “Sellers’ Representative”); and (vi) Gauzy Ltd., a company organized under the laws of the State of Israel, having its principal offices at the 14 Hatchiya St., Tel-Aviv, Israel 6816914 (the “Purchaser”).

The above parties shall be referred to hereinafter, each as a “Party” and collectively, the “Parties”.

Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in the SPA.

RECITALS

WHEREAS, pursuant to the SPA, the Purchaser is to acquire one hundred percent (100%) of the Equity Securities of the Company;

WHEREAS, the Purchaser is in the process of completing the Business Combination which process has been extended longer than initial expected and raise a pre-pipe round prior to the listing on the NASDAQ Stock Market; and

WHEREAS, the Parties hereto wish to amend the SPA in order to enable the transactions under the SPA to occur taking into account the amended and extended Business Combination process.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree to enter into this Amendment as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	The recitals to this Amendment and the exhibits and schedules attached hereto constitute integral parts hereof.

1.2.	Section headings are included in this Amendment for convenience only and shall not be used in the interpretation thereof and in no way alter, modify, amend, limit, or restrict any contractual obligations of the Parties.

1.3.	All provisions of the SPA concerning matters of construction and interpretation shall apply to this Amendment.

2.	LONG STOP DATE AMENDMENT

2.1.	Section 8.1(a)(ii) of the SPA is hereby amended such that the term “Long Stop Date” shall mean January 31, 2022.

3.	NET WORKING CAPITAL AMENDMENT

All references to Net Working Capital shall be deleted and removed from the SPA and the SPA shall be amended as more fully set forth in this Section 3.

3.1.	The following definitions shall be deleted:

3.1.1.	Cash;

3.1.2.	Cash Equivalents;

3.1.3.	Company Cash;

3.1.4.	Debt/NWC Adjustment Amount;

3.1.5.	Estimated Net Working Capital;

3.1.6.	Net Working Capital;

3.1.7.	Net Working Capital Adjustment Amount; and

3.1.8.	Target Net Working Capital.

3.2.	The following provisions shall be deleted in their entirety: Sections 2.2(b)(iv), 2.2(b)(v) and 2.2(c)(ii).

3.3.	The following provisions shall be amended such that the notion of the Net Working Capital Adjustment Amount shall be removed: Sections 2.6(a)(ii) and 2.6(f).

3.4.	Section 6.9(a) shall be amended such that the language shown as struck-out shall be deleted from the provision, and the provision shall be read without such struck-out language:

“With respect to any Tax period of a Group Member that includes, but does not end on the Closing Date (a “Straddle Period”) the amount of any (i) Taxes based on or measured by income, receipts or payroll; (ii) withholding Taxes; and (iii) value-added Taxes, in each case of a Group Member for the Pre-Closing Tax Period shall ~~be determined, for the purposes of calculating the Net Working Capital, based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Group Members for the Straddle Period that relates to the Pre-Closing Tax Period shall~~ equal the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the period that ends on the Closing Date and the denominator of which is the number of days in the entire period (the “Pre-Closing Tax Period”).”

3.5.	Section 9.1(a)(iv) shall be amended such that the language shown as struck-out shall be deleted from the provision, and the provision shall be read without such struck-out language:

“any breach of any of the representations and warranties of the Individual Sellers made pursuant to Section 4.9, any and all Taxes (or the non-payment thereof) imposed on or with respect to the properties, income or operations of the Group, or for which any Group Member may be liable, for all taxable periods ending on or before the Closing Date and the portion of the Straddle Period through the end of the Closing Date ~~to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in calculating the Net Working Capital (rather than in any notes thereto)~~.”

4.	CONSIDERATION AMENDMENT

4.1.	New definitions, of “Auto-Release Date” and “Business Combination Conditions” shall be added:

“Auto-Release Date” has the meaning set forth in Section 2.7(c)(iii).”

““Business Combination Conditions” has the meaning as defined in Section 7.1.”

4.2.	Section 2.3 of the SPA shall be amended such that the following sub-Section (a)(1) shall be added in between Section 2.3(a) and Section 2.3(b):

“Notwithstanding the foregoing, in the event of the waiver by the Purchaser of the New Business Combination Conditions as set forth in Section 7.1 below, at the Closing, the Purchaser shall:

(i)	transfer to the Escrow Agent, (A) the Escrow Amount (for the purposes of this Section, the Closing Date Payment Amount less the Escrow Amount being referred to as the “Net Closing Date Payment Amount”); and (B) an amount equal to fifty percent (50%) of the Net Closing Date Payment Amount (the “Purchase Price Escrow Amount”); and

(ii)	pay (or cause the payment of, on its behalf), subject to Section 2.9, to the Sellers (either directly or through a paying agent) in accordance with the Consideration Allocation Certificate (as adjusted pursuant to any agreement between the Seller and the Purchaser) by wire transfer of immediately available funds an amount equal to fifty percent (50%) of the Net Closing Date Payment Amount (the “Cash Consideration”) in the proportions as set forth in Section 2.3(a)(ii).”

4.3.	Section 2.6(f)(i) shall be amended such that the payment of any Positive Adjustment Amount in Combined Company Stock shall only be made in the event the Business Combination Conditions were satisfied and the Closing payments were satisfied in accordance with Section 2.3(a), and therefore the provision shall read as follows (emphasis added for amended language):

“If the Confirmed Purchase Price is greater than the Closing Date Payment Amount (a “Positive Adjustment Amount”) then the Purchaser, either directly, by instruction to the Company or through a paying agent, subject to Section 2.9 below, shall pay (or cause the payment of, on its behalf), within five (5) Business Days, such difference to the Seller (subject to any withholdings required pursuant to the terms hereof), by either wire transfer (as per the payment instructions details set out in the Consideration Allocation Certificate) of immediately available funds or, to the extent the Business Combination Conditions were satisfied and the Closing payments were satisfied in accordance with Section 2.3(a), the issuance of additional Combined Company Common Stock, or a mix thereof, as determined by the Purchaser;”

4.4.	A new Section (c) shall be added to the end of Section 2.7, as follows:

“(c) In addition, to the extent the Purchaser proceeds in accordance with Section 2.3(a)(1), the Escrow Agent shall receive at Closing the Purchase Price Escrow Amount, and shall hold such until the earlier of:

(i)	A notice in writing from the Purchaser to the Escrow Agent certifying the completion of the Business Combination and attaching a certificate from the stock agent showing the Individual Sellers as the registered holders of the Individual Sellers Stock Consideration;

(ii)	A notice in writing from the Purchaser to the Escrow Agent instructing the Escrow Agent to release the Purchase Price Escrow Amount to the Individual Sellers; and

(iii)	00:00 Israel time on August 1, 2022 (the “Auto-Release Date”).

Upon notice to the Escrow Agent in accordance with sub-Section (i) above, the Escrow Agent shall release the Purchase Price Escrow Amount to the Purchaser. Upon notice to the Escrow Agent in accordance with sub-Section (ii) above, or in the event no such notice is delivered by the Auto-Release Date, the Escrow Agent shall release the Purchase Price Escrow Amount to the Individual Sellers in accordance with their pro-rata portion as set forth in the Consideration Allocation Certificate.”

4.5.	Section 2.8 shall be amended as follows:

4.5.1.	The definitions of “Annual Revenue”, “First Earn-out Period” and “Second Earn-out Period” shall be deleted in their entirety and replaced with the following:

“(i) “Annual Revenue” shall mean the Net Revenue generated in the relevant Earn-out Period;

(iii) “First Earn-out Period” shall mean the four quarters commencing the quarter in which the Closing occurs. For illustration purposes if the Closing occurs on September 10, 2021, the First Earn-out Period shall commence July 1, 2021 and conclude on June 30, 2022;

(vi) “Second Earn-out Period” shall mean four quarters commencing upon the expiration of the First Earn-out Period. For illustration purposes if the Closing occurs on September 10, 2021, the Second Earn-out Period shall commence July 1, 2022 and conclude on June 30, 2023; and”

4.5.2.	Sub-section (e) shall be deleted in its entirety and replaced with the following:

“(e) The First Earn-out Payment, if any, shall be paid by the Purchaser and/or the Company solely in cash. The Second Earn-out Payment, if any, shall be paid by the Purchaser and/or the Company as follows: (i) in cash, or (ii) (A) up to fifty percent (50%) by wire transfer (as per the payment instructions details set out in the Consideration Allocation Certificate) of immediately available funds and (B) up to fifty percent (50%) by the issuance of additional Combined Company Common Stock, in each case, at the sole discretion of the Purchaser. In the event the Purchase elects to pay the Second Earn-out Payment to the Individual Sellers in accordance with (ii) above, the number of additional Combined Company Common Stock will be calculated based on the thirty (30) day weighted average of the Combined Company Common Stock as traded on the Nasdaq Capital Markets prior to the relevant payment date.”

4.6.	The lead in to Section 7.1 shall be deleted in its entirety and replaced with the following (emphasis added for amended language):

“The obligations of each party to consummate the Acquisition and the other transactions contemplated hereby are subject to the satisfaction (or written waiver by: (i) each of the parties with respect to (a), (b) and (f) below, and (ii) the Purchaser with respect to (c), (d) and (e) below (the “Business Combination Conditions”), as more fully set forth at the end of this Section) on or prior to the Closing Date of each of the following conditions:”

4.7.	The following shall be added as an addition to the end of Section 7.1:

“Notwithstanding the foregoing, at any time, and upon a written notice to the Sellers’ Representative, the Purchaser may choose to waive the Business Combination Conditions, and upon such waiver, the Closing shall proceed without the requirement of such conditions. In addition, by waiving such conditions, Purchase shall not be considered to be in breach or to have failed to act in accordance with any covenants and/or obligations hereunder (including, for the avoidance of doubt, Sections 6.1 and 7.4).”

4.8.	The following shall be added as a new sentence to the end of Section 7.3(c)(iv):

“Notwithstanding the foregoing, to the extent the Purchaser waives the Business Combination Conditions as set forth in Section 7.1 above, this condition (iv) shall be null and void.”

4.9.	The following shall be added as a new sentence to the end of Section 6.1(a) :

“To the extent the listing as required pursuant to Section 7.1(d) has not occurred prior to the Auto-Release Date, any reference in the SPA to the “Combined Company” in its capacity post-Closing, shall refer to the Purchaser.”

5.	INDEBTEDNESS

The definition of “Indebtedness” shall be amended such that the following sentence shall be added to the end of the definition: “Notwithstanding the foregoing, the loan granted by the Purchaser to the Company is expressly excluded from the Indebtedness.”

6.	GENERAL

6.1.	This Amendment forms an integral part of the SPA and except as specifically modified in this Amendment, the provisions and terms set forth in the SPA shall remain in full force and effect and shall apply to this Amendment, mutatis mutandis. Attached hereto as Exhibit A is a redacted version (in tracked changes) of the SPA reflecting the changes as set forth herein.

6.2.	In the event of any conflicting provisions between the terms and conditions of this Amendment and the provisions of the SPA, the terms and conditions of this Amendment shall prevail.

6.3.	This Amendment hereby incorporates by reference Section 10.3 of the SPA.

6.4.	This Amendment is being entered into in accordance with the provisions of Section 10.1 of the SPA and shall become effective upon execution thereof by the Parties hereto.

6.5.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties hereto actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF the parties have signed this Amendment to the Share Purchase Agreement as of the date first hereinabove set forth.

PURCHASER:

GAUZY LTD.

By:	/s/ Eyal Peso
Name:	Mr. Eyal Peso
Title:	CEO

IN WITNESS WHEREOF the parties have signed this Amendment to the Share Purchase Agreement as of the date first hereinabove set forth.

COMPANY:

VISION LITE

By:	/s/ Carl Putman
Name:	Mr. Carl Putman
Title:	President

IN WITNESS WHEREOF the parties have signed this Amendment to the Share Purchase Agreement as of the date first hereinabove set forth.

SELLERS:

PONTON

By:	/s/ Carl Putman
Name:	Mr. Carl Putman
Title:	President

REFUGE

By:	/s/ Catherine Robin
Name:	Ms. Catherine Robin
Title:	President

FONDS NOUVEL INVESTISSEMENT 2

By:	/s/ Valérie Ducourty
Name:	Eurazeo Investment Manager - EIM
Title:	President
Itself represented by: Ms. Valérie Ducourty

SELLERS’ REPRESENTATIVE:

By:	/s/ Carl Putman
Name:	Mr. Carl Putman

EXHIBIT A

SHARE PURCHASE AGREEMENT REFLECTING CHANGES AS CONTEMPLATED BY THIS AMENDMENT